EXHIBIT 99.1

Location Based Technologies Completes PocketFinder Service for Apple iPhone
Thursday October 30, 6:00 am ET

ANAHEIM, Calif.--(BUSINESS WIRE)--Location Based Technologies, Inc. (OTCBB: LBAS - News), a leading-edge family service provider of personal locator devices and services, today announced that the PocketFinder application has been submitted to Apple for approval so that iPhone users will soon be able to download the PocketFinder® service for their handsets.

“We know that Apple has sold approximately 200 million iPhone applications from its online AppStore,” noted Dave Morse, CEO of Location Based Technologies, “and sold 6.9 million iPhones in the third quarter of this year. After fully testing the service for Apple, we are very confident that the PocketFinder application will find a receptive and sophisticated audience to enjoy the proven benefits from touch-screen technology.”

As it continues an aggressive effort to expand its global availability, Location Based Technologies has enhanced its PocketFinder® standalone products by using the iPhone’s touch-screen navigation and location-sensing functions to offer new tools for families to stay connected. With this application, other authorized family members will be able to locate the PocketFinder enabled iPhone. The features of this application are similar to the recently announced Google Android phone application (NASDAQ:GOOG - News).

“Apple iPhone users will soon have the ability to stay connected and benefit from every PocketFinder feature including real-time location, zone and speed alerts, instant messaging, and travel history, for one low service fee,” Morse added. “In addition, the new personal locator application will eventually support other smartphone platforms as we continue development efforts to make this capability available to their customers as well.”

Upon approval, the Apple iPhone-based PocketFinder service will be available for a 15-day free trial and then will be offered for $4.95/month per phone during its first 30 days of availability. It will remain at that price as long as the account is kept current and in good standing. Upon Apple’s approval the application will be available from the AppStore at www.apple.com/iphone/features/appstore.html.

The service will allow iPhone users to easily integrate with the PocketFinder family of products. PocketFinder and PetFinder® devices use advanced technology to help families stay connected. As the smallest known single-board GSM/GPS devices, they easily fit into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show their exact location in real time. In addition, the devices include several advanced features such as designating customizable alert areas as electronic “fences” to notify when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com
or
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Northstar Investments
Investor Relations
Glenn Busch, 714-310-8641
glenn@pocketfinder.com

Source: Location Based Technologies, Inc.Source: Location Based Technologies, Inc.